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                                                                   Exhibit 99.05


                         CONSENT OF GOLDMAN, SACHS & CO.


July 27, 1999

Board of Directors
Witco Corporation
One American Lane
Greenwich, Connecticut  06831

Re:      Registration Statement on Form S-4 of CK Witco Corporation

Members of the Board of Directors:

Reference is made to our opinion letter dated May 31, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Witco Shares"), of Witco Corporation (the "Company") of the exchange ratio of 0.9242 shares of Common Stock, par value $0.01 per share, of CK Witco Corporation (formerly known as Park Merger Co.)("Newco") to be received for each Witco share pursuant to the Agreement and Plan of Reorganzation, dated as of May 31, 1999, among Crompton & Knowles Corporation ("Crompton"), Newco, a wholly owned subsidiary of Crompton, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--THE MERGER--Opinions that the Exchange Rate is Fair to Stockholders From a Financial Point of View", "THE MERGER--Background of the Merger", "THE MERGER--Recommendation of the Witco Board and Reasons for the Merger" and "THE MERGER--Opinion of Witco's Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement-Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.